SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 8)*

Genco Shipping & Trading Limited

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

Y2685T115

(CUSIP Number)

John F. Hartigan, Esq.
Morgan, Lewis & Bockius LLP
300 S. Grand Avenue, 22nd Floor

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 11, 2020

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Centre Street Partnership, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
399,651 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
399,651 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
399,651 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.0%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Centre Street Management, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
399,651 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
399,651 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
399,651 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.0%

14		TYPE OF REPORTING PERSON
OO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Franklin Partnership, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Franklin Management, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.00%

14		TYPE OF REPORTING PERSON
OO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Credit Opportunity Trading Fund III

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
2,297,345 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
2,297,345 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,297,345 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.5%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Credit Opportunity Fund III LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
2,297,345 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
2,297,345 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,297,345 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.5%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Credit Opportunity Fund (Offshore) III LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
2,297,345 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
2,297,345 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,297,345 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.5%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Credit Opportunity Management III LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
2,297,345 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
2,297,345 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,297,345 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.5%

14		TYPE OF REPORTING PERSON
OO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
AEC (Lux) S.à.r.l.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14		TYPE OF REPORTING PERSON
OO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo European Credit Management, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo European Credit Management GP, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14		TYPE OF REPORTING PERSON
OO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
AES (Lux) S. à.r.l.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14		TYPE OF REPORTING PERSON
OO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo European Strategic Management, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo European Strategic Management GP, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14		TYPE OF REPORTING PERSON
OO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
ANS U.S. Holdings Ltd.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14		TYPE OF REPORTING PERSON
CO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo SK Strategic Investments, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo SK Strategic Management, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14		TYPE OF REPORTING PERSON
OO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Special Opportunities Managed Account, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
1,262,956 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
1,262,956 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,262,956 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.0%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo SOMA Advisors, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
1,262,956 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
1,262,956 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,262,956 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.0%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo SOMA Capital Management, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
1,262,956 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
1,262,956 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,262,956 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.0%

14		TYPE OF REPORTING PERSON
OO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
APH Holdings (DC), L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
1,262,956 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
1,262,956 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,262,956 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.0%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Principal Holdings IV GP, Ltd.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
1,262,956 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
1,262,956 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,262,956 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.0%

14		TYPE OF REPORTING PERSON
OO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo SVF Management, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
1,262,956 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
1,262,956 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,262,956 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.0%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo SVF Management GP, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
1,262,956 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
1,262,956 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,262,956 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.0%

14		TYPE OF REPORTING PERSON
OO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Zeus Strategic Investments, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
420,976 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
420,976 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
420,976 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.0%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Zeus Strategic Management, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
420,976 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
420,976 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
420,976 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.0%

14		TYPE OF REPORTING PERSON
OO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Capital Management, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
4,380,928 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
4,380,928 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,380,928 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.5%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Capital Management GP, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
4,380,928 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
4,380,928 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,380,928 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.5%

14		TYPE OF REPORTING PERSON
OO

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Management Holdings, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
4,380,928 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
4,380,928 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,380,928 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.5%

14		TYPE OF REPORTING PERSON
PN

CUSIP No. Y2685T115	13D/A

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON
Apollo Management Holdings GP, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐

(b) ☒

3		SEC USE ONLY

4		SOURCE OF FUNDS
OO

5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
4,380,928 shares of Common Stock

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
4,380,928 shares of Common Stock

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,380,928 shares of Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.5%

14		TYPE OF REPORTING PERSON
OO

This Amendment No. 8 to Schedule 13D is filed by:  (i) Apollo Centre Street Partnership, L.P., (ii) Apollo Franklin Partnership, L.P., (iii) Apollo Credit Opportunity Trading Fund III, (iv) AEC (Lux) S.à.r.l., (v) AES (Lux) S.à.r.l., (vi) ANS U.S. Holdings Ltd., (vii) Apollo Special Opportunities Managed Account, L.P., (viii) Apollo Zeus Strategic Investments, L.P., (ix) Apollo Centre Street Management, LLC, (x) Apollo Franklin Management, LLC, (xi) Apollo Credit Opportunity Fund III LP, (xii) Apollo Credit Opportunity Fund (Offshore) III LP, (xiii) Apollo Credit Opportunity Management III LLC, (xiv) Apollo European Credit Management, L.P., (xv) Apollo European Credit Management GP, LLC, (xvi) Apollo European Strategic Management, L.P., (xvii) Apollo European Strategic Management GP LLC, (xviii) Apollo SK Strategic Investments, L.P., (xix) Apollo SK Strategic Management, LLC, (xx) Apollo SOMA Advisors, L.P., (xxi) Apollo SOMA Capital Management, LLC, (xxii) APH Holdings (DC), L.P., (xxiii) Apollo Principal Holdings IV GP, Ltd., (xxiv) Apollo SVF Management, L.P., (xxv) Apollo SVF Management GP, LLC, (xxvi) Apollo Zeus Strategic Management, LLC, (xxvii) Apollo Capital Management, L.P. (“Capital Management”), (xxviii) Apollo Capital Management GP, LLC, (xxix) Apollo Management Holdings, L.P., and (xxx) Apollo Management Holdings GP, LLC, and supplements and amends the Statement on Schedule 13D filed on February 26, 2016, Amendment No. 1 thereto filed June 10, 2016, Amendment No. 2 thereto filed June 30, 2016, Amendment No. 3 thereto filed October 11, 2016, Amendment No. 4 thereto filed October 14, 2016, Amendment No. 5 thereto filed October 28, 2016, Amendment No. 6 thereto filed December 20, 2016, and Amendment No. 7 thereto filed January 6, 2017 (together, the “Initial Schedule 13Ds”).

Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Initial Schedule 13Ds.

Responses to each item of this Statement on Schedule 13D/A are incorporated by reference into the response to each other item, as applicable.

Item 1.   Security and Issuer

Item 2.   Identity and Background

Item 3.   Source and Amount of Funds or Other Consideration

Item 4.   Purpose of Transaction

Item 4 is hereby amended and supplemented with the following:

On December 11, 2020, certain of the Reporting Persons sold an aggregate of 1,034,877 shares of Common Stock at a price of $7.1506 per share.

Item 5. Interest in Securities of the Issuer

Item 5 is hereby amended and supplemented with the following:

(a) — (b) The information requested by this paragraph is incorporated by reference herein to the information provided on the cover pages of this Amendment No. 8.

(c) On December 11, 2020, Apollo Franklin Partnership, L.P., AEC (Lux) S.à.r.l., AES (Lux) S. à.r.l. and ANS U.S. Holdings Ltd. each sold 18,574, 298,155, 511,890 and 206,258 shares of Common Stock, respectively, in open market transactions at a price of $7.1506 per share.

Item 6.         Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 7.   Material to Be Filed as Exhibits

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated:  December 15, 2020

APOLLO CENTRE STREET PARTNERSHIP, L.P.

By:	Apollo Centre Street Advisors (APO DC), L.P.,
its general partner

	By:	Apollo Centre Street Advisors (APO DC-GP), LLC,
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO FRANKLIN PARTNERSHIP, L.P.

By:	Apollo Franklin Advisors (APO DC), L.P.,
its general partner

	By:	Apollo Franklin Advisors (APO DC-GP), LLC,
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO FRANKLIN MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY TRADING FUND III

By:	Apollo Credit Opportunity Fund III LP,
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC) LP,
its general partner

		By:	Apollo Credit Opportunity Advisors III
(APO FC) GP LLC,
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

By:	Apollo Credit Opportunity Fund (Offshore) III LP,
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC) LP,
its general partner

		By:	Apollo Credit Opportunity Advisors III
(APO FC) GP LLC,
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY FUND III LP

By:	Apollo Credit Opportunity Advisors III (APO FC) LP,
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC) GP LLC, its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY FUND (OFFSHORE) III LP

By:	Apollo Credit Opportunity Advisors III (APO FC) LP,
its general partner

	By:	Apollo Credit Opportunity Advisors III (APO FC) GP LLC, its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY MANAGEMENT III LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

AEC (LUX) S.À R.L.

By:	Apollo European Credit Management, L.P.,
its investment manager

	By:	Apollo European Credit Management GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN CREDIT MANAGEMENT, L.P.

By:	Apollo European Credit Management GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN CREDIT MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

AES (LUX) S.À R.L.

By:	Apollo European Strategic Management, L.P.,
its investment manager

	By:	Apollo European Strategic Management GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT, L.P.

By:	Apollo European Strategic Management GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P.

By:	Apollo SOMA Advisors, L.P.,
its general partner

	By:	Apollo SOMA Capital Management, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA ADVISORS, L.P.

By:	Apollo SOMA Capital Management, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA CAPITAL MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APH HOLDINGS (DC), L.P.

By:	Apollo Principal Holdings IV GP, Ltd.,
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS IV GP, LTD.

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT, L.P.

By:	Apollo SVF Management GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

ANS U.S. HOLDINGS LTD.

By:	Apollo SK Strategic Investments, L.P.,
its sole shareholder

	By:	Apollo SK Strategic Advisors GP, L.P.,
its general partner

		By:		Apollo SK Strategic Advisors, LLC,
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SK STRATEGIC INVESTMENTS, L.P.

By:	Apollo SK Strategic Advisors GP, L.P.,
its general partner

	By:	Apollo SK Strategic Advisors, LLC,
its general partner

		By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SK STRATEGIC MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ZEUS STRATEGIC INVESTMENTS, L.P.

By:	Apollo Zeus Strategic Advisors, L.P.,
its general partner

	By:	Apollo Zeus Strategic Advisors, LLC,
its general partner

		By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ZEUS STRATEGIC MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President